Exhibit 107

Calculation of Filing Fee Table

Form F-3
(Form Type)

PainReform Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(4)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value per share	457(c)	511,963	(2)	$2.78	(3)	$1,397,658.99	0.0001531	$213.99
Total Offering Amount			511,963				$1, 397,658.99		$213.99
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$213.99

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Consists of (i) 494,650 ordinary shares issuable upon the exercise of new warrants issued to a certain holder in connection with the 2024 Warrant Repricing and (ii) 17,313 ordinary shares issuable upon the exercise of new warrants issued to the placement agent in connection with the 2024 Warrant Repricing.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sale prices of the Registrant’s ordinary shares on the Nasdaq Capital Market on December 4, 2024.

(4)	The Registrant will not receive any proceeds from the sale of its ordinary shares by the selling shareholders.